UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2005

CMGI, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23262	04-2921333
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Winter Street

Waltham, Massachusetts 02451

(Address of principal executive offices) (Zip Code)

(781) 663-5001

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 220.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 7, 2005, William R. McLennan commenced employment with ModusLink Corporation, a subsidiary of CMGI, Inc., as President of Asia-Pacific Operations of ModusLink. In such capacity, Mr. McLennan shall be deemed an executive officer of CMGI. Mr. McLennan replaces W. Kendale Southerland, who, following a transition period, will return to the United States as a senior officer of ModusLink. Mr. McLennan and ModusLink have entered into an employment offer letter, dated as of February 3, 2005, which provides for Mr. McLennan’s employment with ModusLink at an initial annual base salary of $325,000. Mr. McLennan is also eligible to receive an annual cash bonus pursuant to the terms of the FY 2005 Executive Bonus Plan for ModusLink. For the current fiscal year, Mr. McLennan is guaranteed to receive a bonus equal to a minimum of 60% of his annual base salary for such fiscal year, pro-rated for the portion of such fiscal year Mr. McLennan is employed by ModusLink. Mr. McLennan’s employment is expected to be based in Singapore and Mr. McLennan and ModusLink shall enter into an Expatriate Agreement covering the terms of such relocation. Pursuant to the employment offer letter, Mr. McLennan also executed ModusLink’s standard form of Non-Disclosure and Developments Agreement.

In addition, on February 7, 2005, CMGI granted Mr. McLennan (i) an option to purchase 510,000 shares of CMGI common stock at an exercise price of $2.08, and (ii) 340,000 shares of restricted CMGI common stock, each pursuant to CMGI’s 2000 Stock Incentive Plan. The option shall have a seven-year term and shall vest and become exercisable as to 20% of the total number of shares of common stock subject to the option on each of the first five anniversary dates of the date of grant, provided that Mr. McLennan remains employed on each anniversary date. Pursuant to the terms of a Restricted Stock Agreement between Mr. McLennan and CMGI, the shares of restricted common stock shall be subject to forfeiture provisions which shall lapse as to 20% of the total number of shares subject to the grant on each of the first five anniversary dates of the date of grant, provided that Mr. McLennan remains employed on each anniversary date. In connection with such grants, Mr. McLennan also executed CMGI’s standard form of Non-Competition Agreement.

Pursuant to the terms of the employment offer letter, if Mr. McLennan’s employment with ModusLink is terminated for reasons other than for cause (as defined therein) within one year after a change of control (as defined therein) of ModusLink, ModusLink shall pay Mr. McLennan his base salary and target bonus, paid in pro-rata installments, for the twelve-month period following the date of termination in accordance with ModusLink’s regular pay periods.

Also pursuant to the terms of the employment offer letter, at the conclusion of two years of employment with ModusLink, Mr. McLennan shall have the right to request that ModusLink transfer him to an equal or greater position (as defined therein) in the United States. In the event that ModusLink refuses such request, Mr. McLennan may terminate his employment with ModusLink, and ModusLink shall be obligated to pay Mr. McLennan his base salary and target bonus, paid in pro-rata installments, for the twelve-month period following the date of termination in accordance with ModusLink’s regular pay periods, and shall reimburse Mr. McLennan for reasonable moving expenses incurred in relocating from Singapore to the United States at that time.

The foregoing description is subject to, and qualified in its entirety by, the employment offer letter and the Restricted Stock Agreement filed as exhibits hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)	The following exhibits are filed with this report:

Exhibit No.	Description
10.1	Employment Offer Letter from ModusLink Corporation to William R. McLennan dated February 3, 2005.

10.2	Restricted Stock Agreement, dated February 7, 2005, by and between the Registrant and William R. McLennan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 11, 2005	CMGI, INC.

/s/ Thomas Oberdorf
	By:	Thomas Oberdorf
	Title:	Chief Financial Officer and Treasurer

Exhibit Index

Exhibit No.	Description
10.1	Employment Offer Letter from ModusLink Corporation to William R. McLennan dated February 3, 2005.

10.2	Restricted Stock Agreement, dated February 7, 2005, by and between the Registrant and William R. McLennan.